Exhibit 99.4

THE CLOROX COMPANY
CALCULATION OF RETURN ON INVESTED CAPITAL

Dollars in millions	FY11	FY10
Earnings from continuing operations before income taxes	$563	$805
Restructuring and asset impairment costs	4	4
Non-cash goodwill impairment	258	-
Interest expense	123	139
Earnings from continuing operations before income taxes,
restructuring and asset impairment costs, non-cash
goodwill impairment and interest expense	$948	$948
Adjusted after tax profit	$628	$619
Adjusted average invested capital	$2,632	$2,645
Return on invested capital	23.9%	23.4%

(1) Non-cash restructuring and asset impairment costs and the non-cash goodwill impairment charge of $258 for the Burt’s Bees business are added back to earnings and average invested capital to more closely reflect operating results.

(2) Interest expense is added back to earnings because it is factored in debt, a component of average invested capital (as defined below).

(3) Adjusted after tax profit represents earnings from continuing operations before income taxes, restructuring and asset impairment costs and the non-cash goodwill impairment charge, after tax. The tax rate applied is the effective tax rate on continuing operations before the non-cash goodwill impairment charge, which was 33.8% and 34.7% in fiscal years 2011 and 2010, respectively. The difference between the fiscal year 2011 effective tax rate on continuing operations before the non-cash goodwill impairment charge and the effective tax rate on continuing operations of 49.0% is (16.0)% related to the non-deductible non-cash goodwill impairment charge and 0.8% for other tax effects related to excluding this charge.

(4) Average invested capital represents a five quarter average of total assets less non-bearing liabilities and assets held for sale. Adjusted average invested capital represents average invested capital adjusted to add back a five quarter average of cumulative, current-year after-tax restructuring and asset impairment costs. See below for details of the adjusted average invested capital calculation:

(Amounts shown below are five quarter averages)	FY11	FY10
Total assets	$4,343	$4,585
Less: non-interest bearing liabilities	(1,638)	(1,538)
Less: assets held for sale	(175)	(404)
Average invested capital	2,530	2,643
Cumulative after-tax restructuring
and asset impairment costs	102	2
Adjusted average invested capital	$2,632	$2,645

(5) ROIC is calculated as earnings from continuing operations before income taxes, excluding restructuring and asset impairment costs, non-cash goodwill impairment.

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